Exhibit 99.1

ActiveCare, Inc. Announces Strategic Relationship with Vista Therapeutics, Inc. in Developing Nano Biosensors for the Elderly

Salt Lake City, Utah - (Marketwire-June 17, 2010) - ActiveCare, Inc. (OTCBB:ACAR) and Vista Therapeutics, Inc. announced today a strategic relationship to develop Nano Biosensors for ActiveCare's products and services to be utilized by the elderly.  These Biosensors will allow ActiveCare to continuously monitor specific chronic diseases commonly occurring in the elderly and thus preventively predict and avoid acute medical events.  “This technology is designed to prolong and improve the quality of life of our senior population,” stated James Dalton, President of ActiveCare.  "Through the use of Vista's nanotechnology which allows extreme miniaturization combined with continuous monitoring, we will be able to monitor continuously at our CareCenter specific drug and disease indicators, allowing us to react quickly to a pending acute event.  It is ActiveCare's goal to combine Vista's biosensors into the company's ActiveOne+ watch which is worn by the senior and transmits back to ActiveCare’s 24/7 CareCenter.  This technology could truly revolutionize how we care for our senior population."

Vista Therapeutics specializes in developing leading nanotechnology.  Through exclusive license agreements with Nanosys, Inc. and Harvard University, Vista is developing and marketing nanowire-based biosensors that detect and can take measurements of over 250 indicators or markers.  The strategic agreement between Vista and ActiveCare is to integrate Vista's technology into ActiveCare's products ultimately providing real-time accurate medical information.

Vista Therapeutics has some of the world's foremost scientists in nanotechnologies, including Spencer Farr, PhD, its CEO and Chairman.  Dr. Farr was a faculty member at Harvard and MIT and has been an innovator in the toxicology and drug development industry.  The Chief Scientific Officer for Vista Therapeutics is Charles Lieber, PhD.  Dr. Lieber is currently a professor at Harvard's Department of Chemistry and Chemical Biology and is widely held as the foremost pioneer in the development of nanowires, together with the demonstration of applications of those materials in nanoelectronics, nanocomputing, biological and chemical sensing, neurobiology and nanophotonics.  Dr. Lieber has published over 300 papers in peer-reviewed journals and is the principal inventor on more than 35 patents.

The terms of the strategic agreement between Vista and ActiveCare call for ActiveCare to make an equity investment in Vista Therapeutics and to pay a fee for the development of products utilizing Vista Therapeutic's Nano Biosensor Technology.  In addition, Dr. Farr has agreed to serve on ActiveCare's advisory board to help identify new products and services for ActiveCare.

As part of the strategic agreement, ActiveCare will have exclusive use of the Vista Therapeutics’ technology in the elderly market (excluding hospitals, for which ActiveCare will also have the right to acquire an exclusive sub-license).

Mr. Dalton concluded, "We are extremely pleased to have such a strategic partner as Vista Therapeutics.  The caliber of scientific development and technologies that Vista Therapeutics can bring to ActiveCare allows the company to fulfill its mission of helping the elderly age comfortably in their own homes.”

About ActiveCare, Inc.

ActiveCare, Inc. (website at www.activecare.com) is a biotelematic technology company specializing in creating advanced products and services that help seniors manage and control their health and well being, while reducing overall costs to the healthcare industry.

Through ActiveCare's telematic and biosensor technologies, it can provide "peace of mind" to both the care provider and the senior and ensures that the senior's health needs are being met.  Through ActiveCare's CareCenterTM, the member's medical data are stored including doctors, medications and care providers.  In addition through its telematic technologies, it constantly knows where the member is located in case of emergency and at the touch of a button is in immediate contact with a CareSpecialistTM who can then aid the elderly with their daily and medical problems.

About Vista Therapeutics, Inc.

Vista Therapeutics, Inc. (website at www.vistatherapeutics.org) is an early stage technology company that integrates advances in materials science with biotechnology to create new biomolecule measurement and monitoring systems.  It specializes in measurement of biomarkers of organ injury, damage or disease.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company.  Examples of forward-looking statements in this release include references to the results of operations during future periods, the success of implementing future phases of the company's business plan, and the launch of new products.  Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company' business and financial plans.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.

ActiveCare™, CareCenter™ and CareSpecialist™ are trademarks of ActiveCare, Inc.

To learn more about ActiveCare, Inc. visit www.activecare.com or contact Bryan Dalton (Investor Relations) at 801-974-9474